EXHIBIT 7





                              AMENDMENT NUMBER ONE

                            dated as of July 9, 2002

                                     to the

                         SECURITIES PURCHASE AGREEMENT

                           dated as of March 7, 2002

                                    between

                                Frontstep, Inc.

                                      and

                           The Investors named herein

                              AMENDMENT NUMBER ONE
                                       TO
                         SECURITIES PURCHASE AGREEMENT

     This AMENDMENT NUMBER ONE (the "Amendment") dated as of July 9, 2002 between Frontstep, Inc., an Ohio corporation (the "Company"), and the several investors set forth on Schedule I hereto (individually, an "Investor" and collectively the "Investors").

                             W I T N E S S E T H :

     WHEREAS, the parties hereto have entered into a Securities Purchase Agreement dated as of March 7, 2002 (the "Agreement");

     WHEREAS the Initial Closing (as defined in the Agreement) occurred on March 7, 2002; and

     WHEREAS, the parties hereto desire to amend the Agreement in certain respects, as more fully set forth below;

     NOW, THEREFORE, the parties hereto agree as follows:


                                   Article 1
                                  DEFINITIONS

     Section 1.01. Definitions. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. The following terms, as used herein, have the following meanings:

     "Convertible Notes" means the 10% subordinated convertible notes due May 10, 2004 in an aggregate principal amount of up to $3,500,000 issued by the Company, substantially in the form of Exhibit B to the Agreement.

     "Transaction Agreements" means the Agreement, this Amendment and the Amended and Restated Investor Rights Agreement.

     (b) Each of the following terms is defined in the Section of the Agreement set forth opposite such term:

                 Term                                          Section
                 ----                                          -------
                 Convertible Closing                           2.02(b)
                 Draw-down Amount                              8.04(a)
                 Draw-down Notice                              8.04(a)

                 Term                                          Section
                 ----                                          -------
                 First SEC Letter                              3.06(b)
                 Initial Convertible Closing Date              2.02(b)
                 Second SEC Letter                             3.06(b)
                 Subsequent Convertible Closing                2.02(c)
                 Subsequent Convertible Closing Date           2.02(c)


                                   Article 2
                    AMENDMENT OF ARTICLE 2 OF THE AGREEMENT

     Section 2.01 of the Agreement is amended to read as follows:

     Section 2.01. Purchase And Sale. Upon the terms and subject to the conditions of the Agreement and this Amendment, the Company agrees to (i) sell to each Investor, and each Investor severally agrees to purchase from the Company, the Initial Notes and Warrants in the amounts and at the aggregate prices set forth opposite the names of such Investor on Schedule I hereto; and
(ii) to sell to each Investor, and each Investor severally agrees to purchase from the Company, the Convertible Notes, in the amount equal to such Investor's pro rata share of the Draw-down Amount as set forth opposite the name of such Investor on Schedule I hereto. The aggregate purchase price payable by the Investors for the Convertible Notes shall not exceed $3,500,000 in cash.

     Section 2.02(b) of the Agreement is amended, and a new Section 2.02(c) has been added as follows:

     Section 2.02. Closings.

     (b) The execution and delivery of this Amendment shall take place at a closing at the offices of Davis Polk & Wardwell in New York City at 2:00 p.m. on Tuesday July 9, 2002, or at such other time or place as the Investors and the Company may agree (the "Convertible Closing"). The date and time of the Convertible Closing are referred to herein as the "Initial Convertible Closing Date."

     (c) Purchases and sales of Convertible Notes shall take place at one or more closings (each a "Subsequent Convertible Closing") at the offices of Davis Polk & Wardwell in New York City, as soon as possible, but in no event later than five days after satisfaction of the applicable conditions set forth in
Article 8 of the Agreement as amended hereby, or at such other time or place as the Investors and the Company may agree. The date and time of any such Subsequent Convertible Closing are referred to herein as the "Subsequent Convertible Closing Date." At each such Subsequent Convertible Closing:


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


          (i) each Investor shall deliver to the Company such Investor's pro rata share of the Draw-down Amount, as set forth on Schedule I hereto, in immediately available funds by wire transfer to an account of the Company designated by the Company, by notice to the Investors, no later than ten days prior to such Subsequent Convertible Closing Date; and

          (ii) the Company shall deliver to each Investor a Convertible Note, in an amount equal to such Investor's pro rata share of the Draw-down Amount as set forth on Schedule I hereto, being purchased by such Investor registered in the name of such Investor.


                                   Article 3
                    AMENDMENT OF ARTICLE 3 OF THE AGREEMENT

     The "lead in" to Article 3 of the Agreement is amended to read as follows:

     The Company hereby represents and warrants to each Investor as of the date hereof and as of the Initial Convertible Closing Date that:

     Section 3.06(b) and Section 3.06(e) of the Agreement are each amended and restated as follows:

     Section 3.06 SEC Filings

     (b) Except for (i) the deficiencies in the Company 10-K and Form S-3 filed on October 11, 2001 set forth in that certain letter dated November 14, 2001 from the Securities and Exchange Commission to Daniel P. Buettin, Vice President and Chief Financial Officer of the Company (the "First SEC Letter") and (ii) the deficiencies in the Company 10-K for the period ended June 30, 2001, the Company 10-Q for the period ended September 30, 2001 and the Company 10-Q for the period ended December 31, 2001 set forth in that certain letter dated April 30, 2002 from the Securities and Exchange Commission to Daniel P. Buettin, Vice President and Chief Financial Officer of the Company (the "Second SEC Letter"), as of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

     (e) Except for an amendment to the Company 10-K, which amendment is necessitated by the First SEC Letter and the Second SEC Letter and amendments to the Company 10-Q for the period ended September 30, 2001 and the Company 10-Q for the period ended December 31, 2001, the Company and its Subsidiaries, as applicable, have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Commission.


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


                                   Article 4
                    AMENDMENT OF ARTICLE 4 OF THE AGREEMENT

     The "lead in" to Article 4 of the Agreement is amended to read as follows:

     Each Investor, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Initial Convertible Closing Date that:


                                   Article 5
                    AMENDMENT OF ARTICLE 5 OF THE AGREEMENT

     Section 5.09 of the Agreement is amended to read as follows:

     Section 5.09 SEC Obligations. The Company shall use its reasonable best efforts to correct as promptly as practicable the deficiencies in the Company 10-K, Company 10-Q for the period ended September 30, 2001 and the Company 10-Q for the period ended December 31, 2001 raised by the First SEC Letter and the Second SEC Letter.


                                   Article 6
                    AMENDMENT OF ARTICLE 8 OF THE AGREEMENT

     Article 8 of the Agreement is amended and restated in its entirety to read as follows:

     Section 8.01 Conditions to Obligations of Each Party. The several obligations of the Investors and the Company to consummate the Initial Closing, the Convertible Closing and any Subsequent Convertible Closing are subject to the satisfaction of the following conditions:

     (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Initial Closing, the Convertible Closing or any Subsequent Convertible Closing, as the case may be;

     (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Initial Closing, the Convertible Closing or any Subsequent Convertible Closing, as the case may be, shall have been instituted by any governmental body, agency, official or authority or any Person before any court, arbitrator or governmental body, agency or official and be pending; and


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     (c) The Amended and Restated Investors Rights Agreement shall have been executed and delivered by the Company and the Investors, and such agreement shall be in full force and effect and neither the Company nor any Investor shall have breached its obligations thereunder.

     Section 8.02 Conditions to Obligations of Investors. The obligations of the Investors to consummate the Convertible Closing are subject to the satisfaction of conditions (a) - (f) set forth below, and the obligations of the Investors to consummate any Subsequent Convertible Closing are subject to the satisfaction of condition (g):

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Initial Convertible Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Initial Convertible Closing Date as if made at and as of such date (except for such that refer to an earlier date) and (iii) the Investors shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

     (b) The Company's shareholders shall have approved the issuance of the Convertible Notes and the issuance of the Warrants to Lawrence J. Fox and James
A. Rutherford and the transactions as contemplated hereby;

     (c) Any regulatory consents or approvals required in connection with the transactions contemplated by this Agreement shall have been received and not withdrawn;

     (d) Any consent of Foothill Capital Corporation required in connection with the transactions contemplated by this Agreement, including without limitation, the Convertible Closing and any Subsequent Convertible Closing, shall have been received and not withdrawn;

     (e) Investors shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to the Company, dated the Initial Convertible Closing Date in reasonable and customary form. In rendering such opinions, counsel may rely upon certificates of public officials, and as to matters of fact, upon certificates of officers of the Company and the Subsidiaries;

     (f) Investors shall have received all documents they may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company to execute and perform this Agreement, all in form and substance reasonably satisfactory to the Investors; and


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


     (g) The Company shall have complied with the procedures set forth in
Section 8.04.

     Section 8.03. Conditions to Obligations of the Company The obligation of the Company to consummate the Convertible Closing is subject to the satisfaction of conditions (a) - (e) set forth below, and the obligation of the Company to consummate any Subsequent Convertible Closing is not subject to satisfaction of any additional conditions:

     (a) (i) Investors shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Initial Convertible Closing Date and (ii) the representations and warranties of the Investors contained in this Agreement and in any certificate or other writing delivered by Investors pursuant hereto shall be true in all material respects at and as of the Initial Convertible Closing Date as if made at and as of such date (except for such that refer to an earlier date);

     (b) The Transaction Agreements, the Initial Note, the Convertible Note and the Warrants (and the transactions contemplated thereby) shall have been approved by the Board of Directors of the Company.

     (c) The Company's shareholders shall have approved the issuance of the Convertible Notes and the issuance of the Warrants to Lawrence J. Fox and James
A. Rutherford and the transactions as contemplated hereby;

     (d) Any regulatory consents or approvals required in connection with the transactions contemplated by this Agreement shall have been received and not withdrawn; and

     (e) Any consent of Foothill Capital Corporation required in connection with the transactions contemplated by this Agreement, including without limitation, the Convertible Closing and any Subsequent Convertible Closing shall have been received and not withdrawn.

     Section 8.04. Draw-down Procedures

     (a) Five days prior to any Subsequent Convertible Closing Date, the Company shall deliver to each Investor notice (a "Draw-down Notice") that a resolution in the form attached hereto as Exhibit 8.04(a) has been passed by a majority of the entire board of directors of the Company, which resolution states that the funds the Company intends to borrow from the Investors (the "Draw-down Amount") by issuing Convertible Notes are needed for operating expenses which the board of directors reasonably expects to be due and payable by the Company within 30 days of any Subsequent Convertible Closing Date, as the case may be, and that the Company does not reasonably expect to have positive cash


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


flow from other sources, including but not limited to collections and other financing sources, to cover such operating expenses. Notwithstanding the foregoing, if such a resolution receives four (but not more than four) votes in favor of its passage, then the board of directors shall delegate the vote on such resolution to the independent directors to determine whether such resolution should be approved. In such case, affirmative approval of a majority of the independent directors shall constitute approval of such resolution for purposes of this Agreement.

     (b) The board of directors of the Company shall be entitled to rely on a certified report from the chief financial officer of the Company in the form attached hereto as Exhibit 8.04(b) (which the chief financial officer of the Company must deliver to the board of directors) stating: (i) the amount available to the Company under any agreement it may currently or in the future have with Foothill Capital Corporation or any of its Affiliates; (ii) such chief financial officer's reasonable judgment with respect to whether any such amount should be drawn down; and (iii) that the operating expenses for which funds are being borrowed from the Investors will be due and payable by the Company within 30 days of any Subsequent Convertible Closing Date and that the Company does not reasonably expect to have positive cash flow from other sources, including but not limited to collections and other financing sources, to cover such operating expenses.


                                   Article 7
                    AMENDMENT OF ARTICLE 9 OF THE AGREEMENT

     Article 9 of the Agreement is amended to read as follows:

     Section 9.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Initial Closing and the Convertible Closing. The representations and warranties of the parties hereto contained in this Agreement shall be deemed made only as of March 7, 2002 and as of the Initial Convertible Closing Date, in each case unless a different date is specified in the representation and warranty.


                                   Article 8
                    AMENDMENT OF ARTICLE 10 OF THE AGREEMENT

     Section 10.01(c) of the Agreement is amended to read as follows:

     (c) prior to the Convertible Closing or any Subsequent Convertible Closing if after the date hereof there shall be any law or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;


                                   Article 9
                                 MISCELLANEOUS

     Section 9.01. Effect of Amendment on Agreement: Notification and Confirmation of Agreement as Amended. On and after the effective date of this Amendment each reference in the Agreement to "this Agreement," "hereunder," "hereof," or words of like import referring to the Agreement, and each reference in the Initial Notes, the Warrants, the Convertible Notes and the Amended and Restated Investors Rights Agreement shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. For the avoidance of doubt, the Investors and the Company agree that upon consummation of the Convertible Closing on the Initial Convertible Closing Date, the Initial Notes shall be convertible into Common Shares in accordance with the terms of Section 8.1 of the Initial Notes.

     Section 9.02. Expenses. All costs and expenses incurred in connection with this Amendment and the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that the Company shall reimburse the Investors for their reasonable fees and expenses, and shall pay the fees and expenses of Davis Polk & Wardwell at the Convertible Closing.

     Section 9.03. Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of Ohio without regards to principles of conflicts of law.

     Section 9.04. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 9.05. Entire Agreement. The Transaction Agreements, the Initial Notes, the Convertible Notes and the Warrants constitute the entire agreement between the parties with respect to the subject matter hereof (other than a writing which specifically states that it shall not be subject to this Section 9.05) and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of the Transaction Agreements, the Initial Notes, the Convertible Notes and the Warrants (other than a writing which specifically states that it shall not be subject to this Section 9.05). No representation, inducement, promise, understanding, condition or warranty not


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


set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.06. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                        FRONTSTEP, INC.

                                        By: /s/ Daniel P. Buettin
                                            ------------------------------------
                                             Name:  Daniel P. Buettin
                                             Title: Vice President and
                                                    Chief Financial Officer


                                        Investors:

                                        MORGAN STANLEY DEAN WITTER VENTURE
                                        PARTNERS IV, L.P.

                                        MORGAN STANLEY DEAN WITTER VENTURE
                                        INVESTORS  IV, L.P.

                                        MORGAN STANLEY DEAN WITTER VENTURE
                                        OFFSHORE INVESTORS IV, L.P.

                                        By:  MSDW Venture Partners IV, L.L.C.
                                             as General Partner of the above
                                             limited partnerships

                                        By:  MSDW Venture Capital IV, Inc.,
                                             as Member


                                        By:  /s/  Guy de Chazal
                                             -----------------------------------
                                             Name:  Guy de Chazal
                                             Title: Managing Director

                                        Address:    1585 Broadway
                                                    New York, New York 10036

                                        Fax:        212-761-9606

                                        FALLEN ANGEL EQUITY FUND, L.P.,

                                        By:  Fallen Angel Capital, L.L.C.,
                                             as its General Partner

                                        By:  Barry Goldsmith, as Member


                                        By:  /s/ Barry Goldsmith
                                             -----------------------------------
                                             Name:  Barry Goldsmith
                                             Title: Member

                                        Address:    125 Half Mile Road
                                                    Red bank, New Jersey 07701

                                        Fax:        732-945-1002


                                                    /s/ Lawrence J. Fox
                                        ----------------------------------------
                                                        Lawrence J. Fox

                                        Address:    10270 Olentangy River Road
                                                    Powell, Ohio 43065

                                        Fax:        614-847-7422



                                                    /s/ James A. Rutherford
                                        ----------------------------------------
                                                        James A. Rutherford

                                         Address:   15 South High Street
                                                    New Albany, Ohio 43054

                                         Fax:       614-855-3922

                                                    SCHEDULE I

                                                    Investors

                                       Principal                       Purchase
                                       Amount of                       Price Paid
                                       Initial        Number of        for Initial                    Total
                                       Notes          Warrants         Notes and      Pro Rata        Amount
        Name of Investor               Purchased      Purchased        Warrants       Share           Committed
        ---------------------------    ---------      ---------        -----------    --------        ----------
 (a)    Morgan Stanley Dean Witter
        Venture Partners IV, L.P....... $550,131        220,052         $550,131         36.68%       $1,283,639

 (b)    Morgan Stanley Dean Witter
        Venture Investors IV, L.P......  $63,824         25,530          $63,824          4.25%         $148,923

 (c)    Morgan Stanley Dean Witter
        Venture Offshore Investors
        IV, L.P........................  $21,463          8,585          $21,463          1.43%          $50,080

 (d)    Fallen Angel Equity Fund, L.P.. $264,582        105,833         $264,582         17.64%         $617,358

 (e)    Lawrence J. Fox................ $450,000        180,000         $450,000            30%       $1,050,000

 (f)    James A. Rutherford............ $150,000         60,000         $150,000            10%         $350,000